Exhibit 99.2
Polycom, Inc.
Consolidated Financial Statements
December 31, 2017 and 2016
(With Independent Auditors’ Report Thereon)

POLYCOM, INC.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017 and 2016

Independent Auditors’ Report

The Board of Directors
Polycom, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Polycom, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2017 and 2016, and the related consolidated statement of operations, statement of comprehensive income (loss), stockholders’ (deficit) equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polycom, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Santa Clara, California
March 26, 2018

POLYCOM, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$86,005	$100,075
Trade receivables, net	134,622	107,640
Inventories	71,293	110,113
Prepaid expenses and other current assets	29,683	34,680
Total current assets	321,603	352,508
Property and equipment, net	61,705	81,236
Goodwill	502,809	558,307
Purchased intangibles, net	918	5,582
Deferred taxes	64,878	89,606
Other assets	18,481	20,705
Total assets	$970,394	$1,107,944

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$68,042	$82,246
Accrued payroll and related liabilities	54,478	30,114
Income taxes payable	4,929	2,318
Deferred revenue	172,538	166,894
Current portion of long-term debt	11,736	6,830
Other accrued liabilities	69,073	77,200
Total current liabilities	380,796	365,602
Long-term deferred revenue	82,800	78,806
Income taxes payable	9,072	8,622
Long-term debt	694,854	828,822
Other non-current liabilities	75,438	22,393
Total liabilities	$1,242,960	$1,304,245
Commitments and contingencies (Note 10)
Stockholders' deficit
Common stock, $0.001 par value; authorized: 101,000 shares; issued and outstanding: 100,100 shares at December 31, 2017 and 2016	$—	$—
Additional paid-in capital	138,394	138,394
Accumulated deficit	(409,089)	(329,048)
Accumulated other comprehensive loss	(1,871)	(5,647)
Total stockholders' deficit	$(272,566)	$(196,301)
Total liabilities and stockholders' deficit	$970,394	$1,107,944
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended December 31,
	2017	2016
Revenues
Product revenues	$820,416	$782,584
Service revenues	322,363	340,342
Total revenues	1,142,779	1,122,926
Cost of revenues
Cost of product revenues	378,355	373,314
Cost of service revenues	117,642	128,610
Total cost of revenues	495,997	501,924
Gross profit	646,782	621,002
Operating expenses
Sales and marketing	270,690	327,789
Research and development	135,655	170,370
General and administrative	69,135	92,870
Amortization of purchased intangibles	4,664	8,250
Amortization of goodwill	56,021	—
Restructuring costs	9,090	26,437
Litigation reserves and payments	673	1,870
Transaction-related costs	6,090	121,761
Total operating expenses	552,018	749,347
Operating income (loss)	94,764	(128,345)
Interest and other income (expense), net
Interest expense	(78,677)	(27,833)
Other income (expense), net	(52,749)	2,287
Interest and other income (expense), net	(131,426)	(25,546)
Loss before provision for income taxes	(36,662)	(153,891)
Provision for income taxes	43,379	31,875
Net loss	$(80,041)	$(185,766)
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2017	2016
Net loss	$(80,041)	$(185,766)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	3,336	(4,261)
Unrealized gains/losses on investments:
Unrealized holding gains arising during the period	—	254
Net gains reclassified into earnings	—	(57)
Net unrealized gains on investments	—	197
Gains/losses on hedging securities:
Unrealized hedge losses arising during the period	—	(1,810)
Net losses (gains) reclassified into earnings for revenue hedges	151	(2,837)
Net losses reclassified into earnings for expense hedges	288	4,267
Net gains (losses) on hedging securities	439	(380)
Other comprehensive income (loss)	3,775	(4,444)
Comprehensive loss	$(76,266)	$(190,210)
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated
	Shares	Amount	Capital	Loss	Deficit	Total
Balances, December 31, 2015	132,665,165	$66	$1,167,701	$(1,203)	$(113,355)	$1,053,209
Net loss	—	—	—	—	(185,766)	(185,766)
Other comprehensive loss	—	—	—	(4,443)	—	(4,443)
Issuance of vested performance shares and restricted stock units	2,999,828	1	(1)	—	—	—
Exercise of stock options under stock option plan	28,042	—	326	—	—	326
Shares purchased under employee stock purchase plan	1,236,759	1	10,705	—	—	10,706
Purchase and retirement of common stock at cost	(1,002,004)	—	(10,558)	—	—	(10,558)
Stock-based compensation	—	—	95,376	—	—	95,376
Tax expense for stock-based award activity	—	—	5,150	—	—	5,150
Cancellation of outstanding shares	(135,927,790)	(69)	(1,699,029)	—	—	(1,699,098)
Cancellation of director and employee unvested stock awards and vested and unvested stock options	—	—	(90,276)	—	—	(90,276)
Issuance of common stock to Parent	100,100	—	659,000	—	—	659,000
Distribution to Parent		—	—	—	(29,927)	(29,927)
Balances, December 31, 2016	100,100	—	$138,394	$(5,646)	$(329,048)	$(196,301)
Net loss	—	—	—	—	(80,041)	(80,041)
Other comprehensive income	—	—	—	3,775	—	3,775
Balances, December 31, 2017	100,100	—	$138,394	$(1,871)	$(409,089)	$(272,566)
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)

	Year Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(80,041)	$(185,766)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,366	45,345
Amortization of goodwill	56,021	—
Amortization of purchased intangibles	4,664	8,483
Amortization of capitalized software development costs for products to be sold	4,319	4,530
Amortization of debt issuance costs	13,963	3,296
Amortization of discounts and premiums on investments, net	—	796
Write-down of excess and obsolete inventories	16,626	11,596
Stock-based compensation expense	—	94,893
Excess tax benefits from stock-based compensation expense	—	(6,903)
Loss on disposal of property and equipment	1,076	294
Unrealized loss on mark-to-market of derivative	55,908	—
Realized loss on cash flow hedges	439	1,036
Loss on debt extinguishment	—	1,028
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(26,031)	79,436
Inventories	23,370	(32,455)
Deferred taxes	24,860	(30,744)
Prepaid expenses and other assets	5,442	43,521
Accounts payable	(13,944)	10,235
Taxes payable	3,012	4,931
Other accrued liabilities and deferred revenue	21,782	(42,475)
Net cash provided by operating activities	148,832	11,077
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(17,900)	(25,653)
Capitalized software development costs for products to be sold	(2,874)	(2,497)
Purchases of investments	—	(78,222)
Proceeds from sales of investments	—	111,862
Proceeds from maturities of investments	—	196,539
Net cash (used in) provided by investing activities	(20,774)	202,029
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock under employee option and stock purchase plans	—	11,031
Proceeds from debt, net of debt issuance costs	—	857,525
Payments on debt	(134,751)	(260,627)
Issuance costs related to loans	(7,931)	(1,720)
Purchase and retirement of common stock for tax withholdings on vesting of employee stock-based awards	—	(10,558)
Excess tax benefits from stock-based compensation expense	—	6,903
Payment of officer and employee unvested stock awards	—	(90,276)
Issuance of common stock to Parent	—	659,000
Distribution to Parent	—	(29,927)
Payment for cancellation of outstanding shares in accordance with Merger	—	(1,687,307)
Net cash used in financing activities	(142,682)	(545,956)
Effect of exchange rate changes on cash and cash equivalents	554	(2,168)
Net decrease in cash and cash equivalents	(14,070)	(335,018)
Cash and cash equivalents, beginning of period	100,075	435,093
Cash and cash equivalents, end of period	$86,005	$100,075
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$66,704	$21,477
Cash paid for income taxes	$6,387	$20,562
Purchases of property and equipment included in accounts payable	$2,459	$1,762
Accrual for cancellation of outstanding shares in accordance with Merger	$—	$11,791
The accompanying notes are an integral part of these Consolidated Financial Statements.

POLYCOM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

Polycom, Inc. (“Polycom” or “the Company”) is a leading global provider of high-quality, easy-to-use collaboration solutions that enable enterprise, government, education and healthcare customers to more effectively collaborate over distance, time zones and organizational boundaries. The Company’s solutions are built on architectures that enable unified video, voice and content communications.

Polycom was incorporated in the state of Delaware in December 1990.

On September 27, 2016, (the “Closing Date”), the Company was acquired by Triangle Private Holdings I, LLC, an entity affiliated with Siris Capital Group, LLC (“Siris”) for $12.50 in cash for each share of the Polycom common stock (the “Merger”). Siris paid approximately $1.7 billion for all of the Company’s 135,927,790 common shares which were issued and outstanding immediately prior to the Merger, and $90.3 million on employee/director unvested equity awards and vested but unexercised stock options. All balances owed on the existing debt facility, consisting of $232.8 million in principal and approximately $0.9 million in accrued interest and fees were settled. The residual cash after the aforementioned payments, and payments of buy-side and sell-side transaction-related costs of $29.9 million and $131.5 million, respectively, was retained by Polycom. The buy-side transaction-related costs, consisting primarily of financial advice, due diligence and legal fees, were paid by the Company on behalf of the Parent and have been recorded as a “Distribution to Parent” in the Company’s Consolidated Financial Statements. As of the acquisition date, Polycom became a wholly owned subsidiary of Triangle Private Holdings II, LLC (“the Parent”) and its stock is no longer publicly traded. On the Closing Date, 100,100 shares of Polycom, Inc. were issued to the Parent in consideration for payment of the Merger. Triangle Private Holdings II, LLC is a wholly owned subsidiary of Triangle Private Holdings I, LLC.

In September 2016, simultaneously with the Merger, the Parent entered into a new credit agreement that provides for term loans in an aggregate principal amount of $925 million and a revolving credit facility of $50 million. Immediately following the Merger, the Parent assigned all of its rights and obligations as the initial borrower to Polycom. See Note 7 - Debt for further details.

In accordance with the amendments in ASU 2014-17, which provides the acquiree the option of either applying or not applying pushdown accounting in stand-alone financial statements upon a change in control event, the Parent elected not to apply pushdown accounting in the accompanying Consolidated Financial Statements after the Merger. As a result, the Merger did not change the Company’s retained earnings or the historical values of its asset and liabilities.

Principles of Accounting and Consolidation

These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that effect the amounts reported in the Company’s Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements. Significant items subject to such estimates and assumptions include revenue, sales returns and other revenue related reserves, allowance for doubtful accounts, inventory valuation and purchase commitments, product warranty obligations, the useful lives of long-lived assets including property, plant and equipment, facilities-related restructuring reserves and related sublease assumptions, fair value of derivative instruments, stock-based compensation, income taxes and other contingencies. Actual results could differ from those estimates.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company regularly performs credit evaluations of its customers' financial condition and considers factors such as historical experience, credit quality, age of the accounts receivable balances, and geographic or country-specific risks and economic conditions that may affect a customers’ ability to pay. The allowance for doubtful accounts is reviewed periodically and adjusted if necessary based on the Company's assessment of its customer’s ability to pay.

Inventories

Inventories, which are comprised primarily of finished goods, are valued at the lower of cost or market with cost computed on a first-in, first-out (FIFO) basis. Consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value. The Company records write-downs for excess and obsolete inventory equal to the difference between the carrying value of inventory and the estimated future selling price based upon assumptions about future product life-cycles, product demand and market conditions. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally from one to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the related assets, typically three to thirteen years. Disposals of capital equipment are recorded by removing the costs and accumulated depreciation from the accounts and gains or losses on disposals are included in “Operating expenses” in the Company’s Consolidated Statements of Operations.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net tangible and intangible assets acquired in a business combination. Until December 31, 2016, goodwill was not amortized but was reviewed for potential impairment annually and wherever triggering events were identified.

Effective January 1, 2017, considering the change in the Company’s status from a public to a private company for the first full fiscal year, the Company made a policy election and adopted the simplified goodwill accounting alternative made available by the FASB for private companies in ASU 2014-02, Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill (a consensus of the Private Company Council) and began amortizing goodwill over 10 years on a prospective basis. The alternative allows for the use of a simplified, trigger-based impairment model that allows an accounting policy election of assessing impairment at either the entity-wide level or the reporting unit level. The Company elected to adopt the simpler entity-wide level rather than the reporting unit level, for assessing impairment. The Company may revise the remaining useful life of goodwill upon the occurrence of events and changes in circumstances that warrant a revision to the remaining period of amortization, in which case the remaining carrying amount of goodwill shall be amortized prospectively on a straight-line basis over that revised remaining useful life. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the fair value of an entity (or a reporting unit) may be below its carrying amount using either a qualitative or quantitative analysis. The goodwill impairment amount, if any, represents the excess of entity’s carrying amount over its fair value.

Long-Lived Assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, which range from several months to six years. Purchased intangible assets determined to have indefinite useful lives are not amortized. Long-lived assets, including purchased intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset or group of assets and their eventual disposition. The Company periodically assesses the remaining useful lives of long-lived assets. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the estimated fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or estimated fair value less costs to sell.

Warranty

The Company provides for the estimated costs of product warranties at the time revenue is recognized. The specific terms and conditions of those warranties vary depending upon the product sold. In the case of hardware products, warranties generally start from the delivery date and continue for one year. Software products generally carry a 90-day warranty from the date of purchase. The Company’s liability under warranties on software products is to provide a corrected copy of any portion of the software found not to be in substantial compliance with the agreed upon specifications. Factors that affect the Company’s warranty obligation include product failure rates, material usage and service delivery costs incurred in correcting product failures. The Company assesses the adequacy of the recorded warranty liabilities periodically and makes adjustments to the liability if necessary.

Deferred Services Revenue

The Company offers maintenance services on most of its products which allow for customers to receive maintenance support in addition to the contractual product warranty. The Company also provides managed services and subscription based services to its customers under contractual arrangements. The Company recognizes the consideration from maintenance, managed services, and subscription based services as deferred revenue and amortizes to service revenues over the life of the service contract.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have transferred, the price is fixed or determinable, and collectability is reasonably assured. Additionally, the Company recognizes maintenance service revenues on its hardware and software products ratably over the service periods which generally range from one to five years, and other services upon the completion of implementation or professional services provided.

Most of the Company’s products are integrated with software that is essential to the functionality of the equipment. Additionally, the Company provides unspecified software upgrades and enhancements related to most of these products through maintenance contracts.

A multiple-element arrangement includes the sale of one or more tangible product offerings with one or more associated services offerings, each of which are individually considered separate units of accounting. The Company allocates revenue to each element in a multiple-element arrangement based upon the relative selling price of each deliverable. When applying the relative selling price method, the Company determines the selling price for each deliverable using vendor specific objective evidence (“VSOE”) of selling price, if it exists, or third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price exist for a deliverable, the Company uses its best estimate of selling price (“ESP”) for that deliverable. Revenue allocated to each element is then recognized when all of the other revenue recognition criteria are met for each element.

VSOE is established based on the Company’s standard pricing and discounting practices for the specific product or service when sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range.

When VSOE cannot be established, the Company attempts to establish the selling price of each element based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately.

When the Company is unable to establish the selling price using VSOE or TPE, the Company uses ESP in its allocation of revenue for the arrangement. ESP represents the price at which the Company would transact a sale if the element were sold on a stand-alone basis. The Company determines ESP for a product by considering multiple factors including, but not limited to, geographies, market conditions, competitive landscape, and pricing practices. The determination of ESP is made based on review of historical sales price, taking into consideration the Company’s go-to-market strategy. Generally, the Company uses historical net selling prices to establish ESP. The Company regularly reviews its basis for establishing VSOE, TPE and ESP.

Our multiple-element arrangements may include the sale of non-software deliverables and one or more software deliverables that are subject to the software revenue recognition guidance. In these cases, revenue for the software is generally recognized upon delivery of the software license. The revenue for these multiple-element arrangements is allocated to the software deliverables and the non-software deliverables based on the relative selling prices of all of the deliverables in the arrangement using the hierarchy in the applicable accounting guidance as noted above. If the Company cannot determine VSOE or TPE of the selling price for all of the deliverables in the arrangement, including the software deliverables, ESP is used for allocation purposes. VSOE is required to allocate the revenue between multiple software deliverables. The Company will apply the residual method if VSOE is available for the undelivered software elements. If VSOE is not available, software revenue is recognized when all software elements have been delivered or recognized ratably when post-contract support is the only undelivered software element.

Sales Returns, Channel Partner Programs and Incentives

The Company’s contracts generally do not provide for a right of return on any of its products. However, contracts with some of its distributors contain stock rotation rights. The Company records an estimate of future returns based upon these contractual rights and the Company’s historical returns experience. The Company records estimated reductions to revenues for channel partner rebate programs and incentive offerings including special pricing agreements, promotions and other volume-based incentives. The Company also accrues for joint marketing funds as a marketing expense if the Company receives a separable and identifiable benefit in exchange and can reasonably estimate the fair value of the identifiable benefit received; otherwise, it is recorded as a reduction to revenues.

Research and Development and Software Development Costs

The Company expenses research and development costs as incurred.

Software development costs incurred prior to the establishment of technological feasibility are included in research and development costs as incurred. Eligible and material software development costs are capitalized upon the establishment of technological feasibility and before the general availability of such software products, including direct labor and related overhead costs, as well as stock-based compensation prior to the Merger. The Company has defined technological feasibility as the establishment of a working model, which typically occurs when beta testing commences. The Company capitalized approximately $2.9 million and $3.0 million of development costs in 2017 and 2016, respectively, for software products to be marketed or sold to customers. The capitalized costs are included in “Other assets” in the Company’s Consolidated Balance Sheets and are being amortized on a product-by-product basis using the straight-line method over the estimated product life, generally three years, or on the ratio of current revenues to total projected product revenues, whichever is greater. At each balance sheet date, management assesses the net realizable value of the products. As of December 31, 2017, management believes that the capitalized software costs will be recoverable from future gross profits generated by these products.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2017 and 2016 was $9.9 million and $11.7 million, respectively.

Income Taxes

The Company accounts for income taxes under the liability method, which recognizes deferred tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established to reduce deferred tax assets when, based on available objective evidence, it is more likely than not that the benefit of such assets will not be realized.

The Company recognizes and measures benefits for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not to be sustained upon audit, the second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on a periodic basis. Evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in income tax expense in the period in which the change is made, which could have a material impact on the Company’s effective tax rate and operating results. The Company recognizes interest and/or penalties related to income tax matters in “Provision for income taxes” in the Company’s Consolidated Statements of Operations.

Foreign Currency Translation

Assets and liabilities of non-U.S. subsidiaries, where the local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date and income and expense accounts are translated at average exchange rates in effect during the period. The resulting translation adjustments are directly recorded to a separate component of “Accumulated other comprehensive loss” in the Company’s Consolidated Balance Sheets. Foreign exchange transaction gains and losses from the remeasurement of non-functional currency denominated assets and liabilities are included in the Company’s Consolidated Statements of Operations as part of “Interest and other income (expense), net”.
Derivative Instruments

The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative instrument designated and qualifying as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a separate component of “Accumulated other comprehensive loss” in the Company’s Consolidated Statements of Stockholders’ Equity (Deficit) and is subsequently reclassified into earnings when the hedged exposure affects earnings. The excluded and ineffective portions of the gain or loss are reported in “Interest and other income (expense), net” in the Company’s Consolidated Statements of Operations immediately. The cash flow hedge is deemed to be ineffective if the underlying forecasted transaction does not occur, or it becomes probable that it will not occur. For derivative instruments that are not designated as cash flow hedges, changes in fair value are recognized in “Interest and other income (expense), net” in the Consolidated Statements of Operations in the period of change. The Company does not hold or issue derivative financial instruments for speculative trading purposes. In September 2016, simultaneously with the Merger, the Company closed out all its then outstanding hedge contracts. In February 2017, the Company entered into long-term cross-currency swap transactions intended to protect its financial results from fluctuations in the Euro over the next five years as a portion of its revenues is denominated in Euros. The swap transactions did not qualify for hedge accounting and are treated as non-designated or economic hedges. The Company enters into derivatives only with counterparties that are large and established global banks with stable to high credit ratings, in order to minimize its credit risk.

Fair Value Measurements

The Company has certain financial assets and liabilities recorded at fair value which have been classified as Level 2 or 3 within the fair value hierarchy. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices for similar assets in active markets, or identical or similar assets in inactive markets, interest rates and yield curves. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability. On a recurring basis, the Company measures certain financial assets and liabilities at fair value, including its foreign currency contracts.

The principal market where the Company executes its foreign currency contracts is the retail market in an over-the-counter environment with a relatively high level of price transparency. The Company’s foreign currency contracts valuation inputs are based on quoted prices and quoted pricing intervals from public data sources such as spot rates, interest rate differentials and credit default rates, which do not involve management judgment. These contracts are typically classified within Level 2 of the fair value hierarchy.

In addition, the Company has facilities-related liabilities related to restructuring which were calculated based on the discounted future lease payments less sublease assumptions. This non-recurring fair value measurement is classified as a Level 3 measurement under ASC 820. The key assumptions used in the valuation model include discount rates, cash flow projections and estimated sublease income. These assumptions involve significant judgment, and are based on management’s estimate of current and forecasted market conditions and are sensitive and susceptible to change. The carrying amounts reflected in the Company’s Consolidated Balance Sheets for cash and cash equivalents, trade receivables, accounts payable, and other current accrued liabilities approximate fair value due to their short-term maturities.

Recent Accounting Pronouncements

In February 2018, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act, thereby improving the usefulness of information reported to financial statement users. The update also requires certain disclosures about stranded tax effects. The standard is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The amendments in this update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company has estimated and recorded the effect of the Tax Cuts and Jobs Act on its financial statements at December 31, 2017 and its position is subject to remeasurement before December 31, 2018. The Company is evaluating the impact of such remeasurement on its consolidated financial statements and disclosures.

In January 2017, the FASB issued an accounting standard update that clarifies the definition of a business to help companies evaluate whether acquisition or disposal transactions should be accounted for as asset groups or as businesses. The standard is effective for fiscal years beginning after December 15, 2018 and interim reporting periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements and disclosures.
In October 2016, the FASB issued an accounting standard update which improves the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. The standard is effective for fiscal years beginning after December 15, 2018 and interim reporting periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

In August 2016, the FASB issued an accounting standard update which amends the current guidance for the classification of certain receipts and cash payments on the statement of cash flows. The standard is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

In February 2016, the FASB issued an accounting standard update which requires a lessee to generally recognize a right-of-use asset and a lease liability on the balance sheet. The standard is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The standard will be applied using a modified retrospective approach. The Company is evaluating the impact of adopting this standard on its consolidated financial statements and disclosures.

In May 2014, the FASB issued an accounting standard update which provides companies with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In August 2015, the FASB issued an accounting standard update to defer the effective date by one year to December 15, 2018 for interim and annual reporting periods beginning after that date and permitted early adoption of the standard, but not before the original effective date of December 15, 2016. Companies may use either a full retrospective or a modified retrospective approach to adopt the standard. In March 2016, the FASB issued an accounting standard update which clarifies the principal versus agent assessment in the new revenue recognition guidance. In April 2016, the FASB issued an accounting standard update which clarifies identifying performance obligations and the licensing implementation guidance in the new revenue recognition guidance. In May 2016, the FASB issued an accounting standard update which provides various narrow-scope improvements and practical expedients related to the new revenue recognition guidance. In December 2016, the FASB issued an accounting standard update which provides various narrow-scope improvements. The standard, as amended is effective for fiscal years beginning after December 15, 2018, and interim periods beginning after December 15, 2019.

The Company will adopt the new standard using the modified retrospective method. The Company is in the process of establishing new accounting policies, implementing systems, processes, and internal controls necessary to support the requirements of the standard. The Company has completed its preliminary assessment of the financial statement impact of the new standard, and will continue to update that assessment during the implementation phase as information becomes available. The Company expects that the standard will not have a material impact on total revenues in the year of adoption as it will primarily impact revenue recognition for its software arrangements.

The standard will require incremental contract acquisition costs, such as sales commissions for customer contracts to be capitalized, and amortized if certain criteria are met. The Company’s current policy is to expense these costs as incurred. The Company is in the process of evaluating the potential effects on capitalization of these costs.

3. Accounts Receivable Financing

The Company has a financing agreement with an unrelated third-party financing company (the “Financing Agreement”) whereby the Company offers distributors and resellers direct or indirect financing on their purchases of the Company’s products and services. In return, the Company agrees to pay the financing company a fee based on a pre-defined percentage of the transaction amount financed. In certain instances, these financing arrangements result in a transfer of our receivables, without recourse, to the financing company. If the transaction meets the applicable criteria under Accounting Standards Codification (“ASC”) 860 and is accounted for as a sale of financial assets, the related accounts receivable is excluded from the balance sheet upon the third-party financing company’s payment remittance to the Company. In certain legal jurisdictions, the arrangements that involve maintenance services or products bundled with maintenance at one price do not qualify as a sale of financial assets in accordance with the authoritative guidance. Accordingly, accounts receivable related to these arrangements are accounted for as a secured borrowing in accordance with ASC 860, and the Company records a liability for any cash received, while maintaining the associated accounts receivable balance until the distributor or reseller remits payment to the third-party financing company.
In 2017 and 2016, total transactions entered pursuant to the terms of the Financing Agreement were approximately $220.6 million and $217.5 million, respectively, of which $136.2 million and $121.1 million, respectively, were related to the transfer of the financial assets arrangement. The financing of these receivables accelerated the collection of the Company’s cash and reduced its credit exposure. Included in “Trade receivables, net” in the Company’s Consolidated Balance Sheets as of December 31, 2017 and 2016 was approximately $35.6 million and $34.0 million, respectively due from the financing company, of which $21.7 million and $15.2 million, respectively, was related to the accounts receivable transferred. Fees incurred pursuant to the Financing Agreement were approximately $3.5 million for each of the fiscal years ended December 31, 2017 and 2016. Those fees were recorded as a reduction to “Revenues” in the Company’s Consolidated Statements of Operations.

4. Goodwill, Purchased Intangibles, and Software Development Costs

The following table summarizes the changes in carrying amount of goodwill for the period presented (in thousands):

Balance at December 31, 2016	$558,307
Goodwill amortization	(56,021)
Foreign currency translation	523
Balance at December 31, 2017	$502,809

No impairment charges related to the Company’s goodwill were recognized in the years ended December 31, 2017 and 2016.

The following table sets forth details of the Company’s total purchased intangible assets and capitalized software development costs for products to be sold as of the following periods (in thousands):

	December 31, 2017			December 31, 2016
	Gross Value	Accumulated Amortization & Impairment	Net Value	Gross Value	Accumulated Amortization & Impairment	Net Value
Customer and partner relationships	$79,525	$(79,525)	$—	$79,525	$(74,861)	$4,664
Finite-lived intangible assets	79,525	(79,525)	—	79,525	(74,861)	4,664
Indefinite-lived trade name	918	—	918	918	—	918
Total acquired intangible assets	$80,443	$(79,525)	$918	$80,443	$(74,861)	$5,582
Capitalized software development costs for products to be sold	$18,849	$(13,849)	$5,000	$15,975	$(9,531)	$6,444

The Company determined that a purchased trade name intangible of $0.9 million had an indefinite life as the Company expects to generate cash flows related to this asset indefinitely. No impairment charges related to the Company’s purchased intangible assets were recognized in the years ended December 31, 2017 and 2016.

The following table summarizes amortization expense recorded in the following periods (in thousands):

	Year Ended December 31,
	2017	2016
Amortization of purchased intangibles in cost of product revenues	$—	$233
Amortization of purchased intangibles in operating expenses	4,664	8,250
Total amortization expenses of purchased intangibles	$4,664	$8,483

5. Balance Sheet Details

Trade receivables, net, consist of the following (in thousands):

	December 31,
	2,017	2,016
Gross trade receivables	$196,332	$169,555
Returns and other reserves	(59,818)	(58,995)
Allowance for doubtful accounts	(1,892)	(2,920)
Total	$134,622	$107,640

Inventories consist of the following (in thousands):

	December 31,
	2017	2016
Raw materials	$1,421	$260
Work in process	7	—
Finished goods	69,865	109,853
Total	$71,293	$110,113

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2017	2016
Non-trade receivables	$6,586	$6,193
Prepaid expenses	20,835	27,060
Other current assets	2,262	1,427
Total	$29,683	$34,680

Property and equipment, net, consist of the following (in thousands):

		December 31,
	Estimated useful Life	2017	2016
Computer equipment and software	3 to 5 years	$270,337	$325,845
Equipment, furniture and fixtures	1 to 7 years	105,818	114,897
Tooling equipment	3 years	13,124	17,675
Leasehold improvements	3 to 13 years	52,911	58,179
Total gross property and equipment		442,190	516,596
Less: Accumulated depreciation and amortization		(380,485)	(435,360)
Total		$61,705	$81,236

Deferred revenue consists of the following (in thousands):

	December 31,
	2017	2016
Short-term:
Service	$163,036	$160,680
License	9,502	6,214
Total	$172,538	$166,894
Long-term:
Service	$75,645	$74,146
License	7,155	4,660
Total	$82,800	$78,806

Other current accrued liabilities consist of the following (in thousands):

	December 31,
	2017	2016
Accrued expenses	$27,848	$24,757
Accrued co-op expenses	1,798	2,149
Restructuring reserves	6,409	16,307
Warranty obligations	8,808	8,183
Other accrued liabilities	24,210	25,804
Total	$69,073	$77,200

Changes in the warranty obligations in 2017 and 2016 are as follows (in thousands):

	Year Ended December 31,
	2017	2016
Balance at beginning of period	$8,183	$10,172
Accruals for warranties issued during the period	12,098	10,309
Charges against warranty reserve during the period	(11,473)	(12,298)
Balance at end of period	$8,808	$8,183

6. Restructuring Costs

In 2017 and 2016, the Company recorded $9.1 million and $26.4 million, respectively, related to various restructuring actions that included contract termination costs associated with the consolidation and elimination of certain facilities and employee-related severance charges associated with the elimination or relocation of various positions. Employee-related severance charges are largely based upon approved severance plans, while some charges result from mandated requirements in certain foreign jurisdictions. These charges are reflected in the period when both the actions are probable and the amounts are estimable. Contract termination costs for leased facilities primarily reflect costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company. These charges are reflected in the period when the facility ceases to be used. These actions are generally intended to streamline and focus the Company’s efforts and more properly align the Company’s cost structure with its projected future revenue streams.

The following table summarizes the activity of the Company’s restructuring reserves (in thousands):

	Severance/Other	Facilities	Other	Total
Balance at December 31, 2015	$8,072	$18,455	$801	$27,328
Additions to the reserve, net	21,766	3,683	—	25,449
Interest accretion	—	988	—	988
Non-cash adjustments	—	(6)	—	(6)
Cash payments	(20,678)	(8,054)	(801)	(29,533)
Balance at December 31, 2016	9,160	15,066	—	24,226
Additions to the reserve, net	3,564	4,797	—	8,361
Interest accretion	—	729	—	729
Non-cash adjustments	(264)	(252)	—	(516)
Cash payments	(11,412)	(7,892)	—	(19,304)
Balance at December 31, 2017	$1,048	$12,448	$—	$13,496

The reserves are recorded in “Other accrued liabilities” for the short-term portion and in “Other non-current liabilities” for the long-term portion in the Consolidated Balance Sheets.

During the fourth quarter of 2016, management initiated actions to reduce or eliminate certain leased facilities and eliminate approximately 10 percent of the global workforce. These actions were designed to focus on the products, services, customers, partners and markets that are aligned to the Company’s greatest opportunities and allow it to drive success going forward. In the fourth quarter of 2016, the Company recorded approximately $12.4 million of charges for severance and other one-time employee benefits for the individuals impacted by the December 2016 actions and approximately $0.1 million of charges for the facilities restructure. The restructuring charges in 2016 also include approximately $9.3 million for severance charges for certain employees and approximately $4.1 million for facilities-related charges as part of discrete follow-on actions primarily related to the 2015 actions, and a net credit for adjustments of approximately $0.4 million related to a change in assumptions used in our facilities-related restructuring reserves estimate.

During 2017, the Company recorded approximately $3.6 million of charges of severance and other one-time employee benefits and other expenses for the individuals impacted by the December 2016 actions who were notified during 2017. Facilities-related restructure includes charges incurred for reduction of certain leased facilities during the year of approximately $4.7 million, adjustments to taxes and common area maintenance charges of approximately $0.7 million and buy out of an existing sub-lease, partially offset by new sublease income and changes in assumptions used in the facilities-related restructuring reserves estimate of approximately $0.6 million.

As of December 31, 2017, the Company has substantially completed all the reductions initiated under the December 2016 actions and does not anticipate incurring any more expenses in this regard. As of December 31, 2017, the restructuring reserve was primarily comprised of severance, which is expected to be paid in the first quarter of fiscal 2018, and facilities-related liabilities which will continue to incur charges over the life of the leases ranging from 2018 to 2023. At the time the reserve is initially set up, the Company calculates the fair value of its facilities-related liabilities based on the discounted future lease payments less sublease assumptions. To the extent that actual sublease income, the timing of subleasing the facility, or the associated cost of, or the recorded liability related to subleasing or terminating the Company’s lease obligations for these facilities is different than initial estimates, the Company adjusts its restructuring reserves in the period during which such information becomes known.

7. Debt

In September 2013, the Company entered into a Credit Agreement (the “2013 Credit Agreement”) that provided for a $250.0 million term loan (the “2013 Term Loan”) maturing on September 13, 2018, which bore interest at the Company’s option at either a base rate plus a spread of 0.50% to 1.00%, or a reserve adjusted LIBOR rate plus a spread of 1.50% to 2.00% based on the Company’s consolidated leverage ratio for the preceding four fiscal quarters. The 2013 Term Loan was payable in quarterly installments of principal equal to approximately $1.6 million which began on December 13, 2013, with the remaining outstanding principal amount being due and payable on the 2018 maturity date. In connection with the Merger, on September 27, 2016, Polycom repaid all of the outstanding obligations in respect of principal, interest, and fees under the 2013 Credit Agreement. No penalties were paid in connection with such repayments.

In September 2016, simultaneously with the Merger, the Parent entered into a new credit agreement (the “2016 Credit Agreement”) that provides for term loans in an aggregate principal amount of $925 million (the ‘2016 Term Loans”) consisting of a $750 million first lien term loan (“1st Lien Term Loan”) maturing on September 27, 2023 (“1st Lien Maturity Date”) and a $175 million second lien term loan (“2nd Lien Term Loan”) maturing on September 27, 2024 (“2nd Lien Maturity Date”) and a revolving credit facility of $50 million (the “Revolver") which terminates on September 27, 2021 (“Revolver Termination Date”). Immediately following the Merger, the Parent assigned all of its rights and obligations as the initial borrower to the Company. The 1st Lien Term Loan and the Revolver bore interest at the Company’s option, at either a base rate plus a spread of 5.00% to 5.50% or a LIBOR rate plus a spread of 6.00% to 6.50%, based on the 1st Lien Term Loan leverage ratio at the end of the previous period. The 1st Lien Term Loan is payable in quarterly installments of principal equal to approximately $4.7 million for the first eight quarters which began on the last business day of the quarter ended December 31, 2016, and increasing thereafter with the remaining outstanding principal amount being due and payable on the 1st Lien Maturity Date. The Company could prepay the 1st Lien Term Loan, in whole or in part, at any time without premium or penalty. Amounts repaid or prepaid could not be borrowed again.

On January 31, 2017, the 1st Lien Term Loan was amended to replace the existing debt of $710.3 million at the borrowing rate stated above with a replacement debt at a lower borrowing rate. The new interest rate, at the Company’s option, is either a base rate plus a spread of 3.75% to 4.25% or a LIBOR rate plus a spread of 4.75% to 5.25%, based on the 1st Lien Term Loan leverage ratio at the end of the previous period. All other terms and conditions of the 1st Lien Term Loan agreement remained the same as prior to the amendment. The Company paid a 1% re-finance premium and $0.7 million in other fees and expenses. The debt amendment was treated as modification of the existing debt and the re-finance premium and other fees and expenses were added to the pool of debt issuance costs being amortized over the term of the 1st Lien Term Loan.

The 2nd Lien Term Loan bears interest at the Company’s option, at a base rate plus a spread of 9.0% or a LIBOR rate plus a spread of 10.0%. The outstanding principal amount on the 2nd Lien Term Loan is due and payable on the 2nd Lien Maturity Date with no option to prepay. The 2016 Term Loans are secured by substantially all the assets of the Company and certain domestic subsidiaries of the Company that are guarantors under the 2016 Credit Agreement, subject to certain exceptions and limitations. As of December 31, 2017, the Company has collateralized secured letters of credit of $0.7 million using the Revolver. No other drawdowns have been made against the Revolver.

The 2016 Credit Agreement contains customary affirmative and negative covenants, and financial covenants consisting of a Total Leverage ratio. The Company was in compliance with these covenants as of December 31, 2017 and through the date of the issuance of these Consolidated Financial Statements. The 2016 Credit Agreement also includes customary events of default, the occurrence of which could result in the acceleration of the obligations under the 2016 Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the 2016 Credit Agreement at a per annum rate equal to 2.0% above the applicable interest rate for any overdue principal and 2.0% above the rate applicable for base rate loans for any other overdue amounts.

At December 31, 2017, the interest rates on the 2016 Term Loans were 6.8% and 11.5% for the 1st Lien Term Loan and the 2nd Lien Term Loan, respectively and the accrued interest on the 2016 Term Loans was $1.6 million.

Current Portion of Long-Term Debt (in thousands):

	Year Ended December 31,
	2017	2016
Current portion of long-term debt	$23,438	$18,750
Less: Unamortized issuance costs associated with current portion of long-term debt	(11,702)	(11,920)
Total current portion of long-term debt	$11,736	$6,830

Long -Term Debt (in thousands):

		Year Ended December 31,
	Maturities	2017	2016
1st Lien Term Loan of $750 million	2023	590,563	725,313
2nd Lien Term Loan of $175 million	2024	175,000	175,000
Total gross long-term debt		$765,563	$900,313

Less Unamortized discount and issuance costs attributable to long-term debt		(58,973)	(64,661)

Less Current portion of long-term debt, net		(11,736)	(6,830)
Total long-term debt		$694,854	$828,822

The following table summarizes interest expense recognized related to the 2013 and 2016 Term Loans for the periods presented (in thousands):

	Year Ended December 31,
	2017	2016
Contractual interest expense	$64,197	$24,259
Amortization of debt issuance costs	13,963	3,296
Total	$78,160	$27,555

As of December 31, 2017, future principal payments for long-term debt, including the current portion, are summarized as follows (in thousands):

Year Ending December 31,	Amount
2018	$23,438
2019	37,500
2020	42,188
2021	56,250
2022	56,250
Thereafter	549,937
Total	$765,563

The Company made optional prepayments on the 1st Lien Term Loan of $116.0 million in the year ended December 31, 2017.

Subsequent to December 31, 2017, the Company made optional prepayments on the 1st Lien Term Loan of $25.0 million.

8. Fair Value Measurements

In February 2017, the Company entered into long-term cross-current swap contracts which are measured at fair value based on quoted market prices, and where these are not available, on prices from external pricing services, solicited broker/dealer prices, or prices derived from alternative pricing models, utilizing discounted cash flows. Pricing models generally use inputs from market sources such as interest rate yield curves, currency exchange rates and option volatilities. These inputs have a significant effect on the reported fair values of assets and liabilities and related income and expenses.

At December 31, 2017, the estimated fair value of the cross-currency swap transactions totaled $55.9 million and these are classified within Level 2 instruments. See Note 11 - Foreign Currency Derivatives for further details.

In addition, the Company has facilities-related liabilities related to restructuring which were calculated based on the discounted future lease payments less sublease assumptions. This non-recurring fair value measurement is classified as a Level 3 measurement under ASC 820. See Note 6 - Restructuring Costs for further details.

The Company’s 2016 Term Loans under its 2016 Credit Agreements are classified within Level 2 instruments as the borrowings are not actively traded and have a variable interest rate structure based upon market rates currently available to the Company for debt with similar terms and maturities. The Company has elected not to record its 2016 Term Loans at fair value, but has measured it at fair value for disclosure purposes. At December 31, 2017 and 2016, the estimated fair value of the 2016 Term Loans, using observable market inputs, was approximately $770.0 million and $903.9 million, respectively.

9. Business Risks and Credit Concentration

The Company sells products and services which serve the communications equipment market globally. Substantially all of the Company’s revenues are derived from sales of its products and their related services. A substantial majority of the Company’s revenue is from value-added resellers, distributors and service providers. At December 31, 2017, one channel partner, Company A, accounted for 25% of the Company’s total revenues. At December 31, 2016, two channel partners, Company A and Company B, accounted for 22% and 11%, respectively, of the Company’s total revenues.

The Company subcontracts the manufacture of most of its products to a small group of vendors which are all third-party contract manufacturers. These vendor’s facilities are located in Thailand, Laos and China and should there be any disruption in services due to natural disaster, terrorist acts, quarantines or other disruptions associated with infectious diseases, or economic or political difficulties in any of these countries or in Asia or for any other reason, such disruption would harm its business and results of operations. While the Company has begun to develop secondary manufacturing sources for certain products, currently the manufacture and supply of a substantial portion of its products is essentially sole-sourced. Furthermore, any incapacitation of any of the Company’s or its subcontractors’ manufacturing sites, due to destruction, natural disaster or similar events could result in a loss of product inventory. As a result of any of the foregoing, the Company may not be able to meet demand for its products, which could negatively affect revenues in the quarter of the disruption or longer depending upon the magnitude of the event, and could harm its reputation.

The Company markets its products to distributors and end-users throughout the world. Management performs ongoing credit evaluations of the Company’s customers and maintains an allowance for potential credit losses. The Company’s credit risk may increase with the expansion of Polycom’s product offerings as customers place larger orders for initial stocking orders and its growth in emerging markets. There can be no assurance that the Company’s credit loss experience will remain at or near historical levels. At December 31, 2017 no single distributor or customer accounted for 10% or higher of total gross accounts receivable. At December 31, 2016, Company C accounted for 11% of total gross accounts receivable.

The United States accounted for more than 10% of the Company’s revenues in 2017 and 2016. Net revenues in the United States were $507.4 million and $469.4 million for the years ended December 31, 2017 and 2016, respectively.

10. Commitments and Contingencies

Litigation

From time to time, the Company is involved in claims and legal proceedings that arise in the ordinary course of business. The Company expects that the number and significance of these matters will increase as its business expands. In particular, the Company faces an increasing number of patent and other intellectual property claims as the number of products and competitors in Polycom’s industry grows and the functionality of video, voice, data and web conferencing products overlap. Any claims or proceedings against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, result in the diversion of significant operational resources, or require the Company to enter into royalty or licensing agreements which, if required, may not be available on terms favorable to the Company or at all. If management believes that a loss arising from these matters is probable and can be reasonably estimated, the Company will record a reserve for the loss. As additional information becomes available, any potential liability related to these matters is assessed and the estimates revised. Based on currently available information, management does not believe that the ultimate outcomes of these unresolved matters, individually and in the aggregate, are likely to have a material adverse effect on the Company’s consolidated financial statements and disclosures. However, litigation is subject to inherent uncertainties, and the Company’s view of these matters may change in the future. Were an unfavorable outcome to occur, there exists the possibility of a material adverse impact on the Company’s consolidated financial statements and disclosures for the period in which the unfavorable outcome occurs or becomes probable, and potentially in future periods.

On September 27, 2016, as a result of the acquisition of the Company by Siris Capital, one shareholder demanded judicial appraisal of the fair value of its shares in the Company claiming they were worth more than the price attributable to them as a result of the acquisition. The Company disagrees and is vigorously defending the matter and is currently preparing for trial which is set to begin on July 9, 2018. As of December 31, 2017, the Company has accrued $12.8 million in “Other accrued liabilities” in the Consolidated Balance Sheet for the unpaid shares (at the Merger purchase price of $12.50 per share) and related interest.

As a result of certain employee allegations at one of its foreign subsidiaries about a possible violation of the Foreign Corrupt Practices Act that occurred in prior reporting periods, the Company has undertaken an internal investigation and voluntarily self-disclosed this matter to the United States Department of Justice (the “DOJ”) and the United States Securities and Exchange Commission (the “SEC”).  The Company is currently in discussions with the DOJ and the SEC and is seeking a declination and/or non-prosecution agreement to resolve this matter. At this time, no provision with respect to this matter has been made in the Company’s consolidated financial statements.

Officer and Director Indemnifications

As permitted or required under Delaware law and to the maximum extent allowable under that law, the Company has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification obligations is unlimited; however, the Company has a director and officer insurance policy that mitigates the Company’s exposure and enables the Company to recover a portion of any future amounts paid.

Other Indemnifications

As is customary in the Company’s industry, as provided for in local law in the United States, and other jurisdictions, the Company’s standard contracts provide remedies to its customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of its products. From time to time, the Company indemnifies customers against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of its products and services. In addition, from time to time, the Company also provides protection to customers against claims related to undiscovered liabilities, additional product liability or environmental obligations.

Standby Letters of Credit

The Company has standby letters of credit totaling approximately $2.0 million and $1.3 million at December 31, 2017 and 2016, respectively.

Leases

The Company leases certain office facilities and equipment under noncancelable operating leases expiring between 2018 and 2023. As of December 31, 2017, the following future minimum lease payments are due under the current lease obligations (in thousands). In addition to these minimum lease payments, the Company is contractually obligated under the majority of its operating leases to pay certain operating expenses during the term of the lease such as maintenance, taxes and insurance.

Net Minimum
Year Ending December 31,	Lease Payments
2018	20,311
2019	15,020
2020	12,031
2021	9,401
2022	4,675
Thereafter	971
Total	$62,409

The table excludes approximately $5.8 million and $5.0 million related to the current portion of minimum lease payments associated with leased space that was restructured and sublease receipts from such restructured space, respectively. The non-current portion of future minimum lease payments associated with leased space that was restructured and sublease receipts from such restructured space was $18.9 million and $18.8 million, respectively. The present value of lease payments less sublease income relating to restructured facilities was included in Other accrued liabilities and Other non-current liabilities in Consolidated Balance Sheets of the Company.

In addition to minimum lease payments, the Company is contractually obligated under the majority of its operating leases to pay certain operating expenses during the term of the lease such as maintenance, taxes and insurance. Rent expense, including the effect of any future rent escalations or rent holiday periods, is recognized on a straight-line basis over the term of the lease, which is deemed to commence upon the Company gaining access and control of the facility. Rent expense for the years ended December 31, 2017 and 2016 was $20.5 million and $22.3 million, respectively.

11. Foreign Currency Derivatives

Prior to the Merger, the Company maintained a foreign currency risk management program that was designed to reduce the volatility of the Company’s economic value from the effects of unanticipated currency fluctuations. International operations generate both revenues and costs denominated in foreign currencies. The Company’s policy was to hedge significant foreign currency revenues and costs to improve margin visibility and reduce earnings volatility associated with unexpected changes in currency. The Company also hedged its net foreign currency monetary assets and liabilities, primarily resulting from foreign currency denominated receivables and payables with foreign exchange forward contracts to reduce the risk that the Company’s earnings and cash flows will be adversely affected by changes in foreign currency exchange rates. In September 2016, simultaneously with the Merger, the Company closed out all of its then outstanding hedge contracts. As of December 31, 2016, the Company had no outstanding cash flow hedges or non-designated hedges.

Non-Designated Hedges

In February 2017, the Company entered into long-term cross-currency swap transactions intended to protect the value of the investment made by the Parent from fluctuations in the Euro over the duration of the investment. The swap transactions did not qualify for hedge accounting and are treated as economic hedges. The cross-currency swap transactions are marked-to-market at the end of each reporting period, with the gain/loss recognized in Interest and other income (expense), in the Consolidated statements operation.

Prior to the Merger, the Company executed non-designated foreign exchange forward contracts primarily denominated in Euros, British Pounds, Israeli Shekels, Japanese Yen, Brazilian Reals, Chinese Yuan, and Mexican Pesos. These derivative instruments did not subject the Company to material balance sheet risk due to exchange rate movements because gains and losses on these derivatives were intended to offset re-measurement gains and losses on the hedged assets and liabilities.

The following table shows the effect of the Company’s non-designated hedges in the consolidated statements of operations (in thousands):

Derivatives Not Designated As Hedging Instruments	Location of Gain/(Loss) Recognized in Income from Derivatives	Amount of Gain/(Loss) Recognized in Income from Derivatives
		Year Ended December 31, 2017
Foreign Exchange Contracts	Interest and other income (expense), net	$(54,559)

		Year Ended December 31, 2016
Foreign Exchange Contracts	Interest and other income (expense), net	$(1,038)

At December 31, 2017, the Company’s derivative instruments in the form of long-term cross currency swap contracts were measured at their gross fair value and recorded in Other non-current liabilities in the Consolidated Balance Sheets. The fair value of derivative instruments was $55.9 million.
Cash Flow Hedges

The Company designated forward contracts as cash flow hedges of foreign currency revenues and expenses, primarily the Chinese Yuan, Euros and British Pounds. All foreign exchange contracts were carried at fair value on the Consolidated Balance Sheets and the maximum duration of foreign exchange forward contracts did not exceed 13 months. In September 2016, simultaneously with the Merger, all outstanding cash flow hedges were cancelled and the then effective gains and losses, which had been triggered and recorded as a component of “Accumulated other comprehensive (loss) income” were reclassified to revenues and operating expenses, depending upon the underlying exposure hedged, through the first quarter of fiscal 2017 when the underlying forecasted foreign currency transactions affected earnings.

The following tables show the effect of the Company’s derivative instruments designated as cash flow hedges in the consolidated statements of operations for the following periods (in thousands):

	Gain or (Loss) Recognized in OCI-Effective Portion	Location of Gain or (Loss) Reclassified from OCI into Income-Effective Portion	Gain or (Loss) Reclassified from OCI into Income -Effective Portion	Location of Gain or (Loss) Recognized Ineffective Portion and Amount Excluded from Effectiveness Testing	Gain or (Loss) Recognized Ineffective Portion and Amount Excluded from Effectiveness Testing (a)
	Year Ended December 31, 2017
Foreign exchange contracts	$—	Product revenues	$(151)	Interest and other income (expense), net	$—
		Cost of revenues	(71)
		Sales and marketing	(163)
		Research and development	(13)
		General and administrative	(41)
	$—		$(439)		$—

	Year Ended December 31, 2016
Foreign exchange contracts	$(1,810)	Product revenues	$2,837	Interest and other income (expense), net	$1,216
		Cost of revenues	(995)
		Sales and marketing	(2,601)
		Research and development	(138)
		General and administrative	(532)
	$(1,810)		$(1,430)		$1,216
(a)    There were no gains or losses recognized in income due to ineffectiveness in the periods presented.

All values remaining in accumulated other comprehensive loss have been reclassified to income in the year ended December 31, 2017.

There were no ineffective portions of gains or losses from cash flow hedges in the years ended December 31, 2017 and 2016.

See Note 8 for additional information on the fair value measurements for all financial assets and liabilities, including derivative liabilities that are measured at fair value in the Consolidated Financial Statements on a recurring basis.

Offsetting Derivative Assets and Liabilities

The Company had entered into master netting arrangements with each of its derivative counterparties. These arrangements afford the right to net derivative assets against liabilities with the same counterparty. Under certain default provisions, the Company had the right to set off any other amounts payable to the payee whether or not arising under this agreement. As a result of the netting provisions, the Company’s maximum amount of loss under derivative transactions due to credit risk was limited to the net amounts due from the counterparties under the derivative contracts. Although netting was permitted, it was the Company’s policy and practice to record all derivative assets and liabilities on a gross basis in the consolidated balance sheets.

At December 31, 2017, the Company had long-term debt and interest payable outstanding with one of its derivative counterparties under the long-term cross currency swap contracts. The contracts were in a loss position, resulting in a long-term derivative liability as of that date. If the contracts change to a gain position in future periods, the resulting long-term derivative asset could be offset against long-term debt and interest liabilities under certain default provisions.

The following table sets forth the derivatives which can be offset (in thousands):

				Gross Amounts Not Offset in the Condensed Consolidated Balance Sheet
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount
As of December 31, 2017:
Foreign exchange contracts	$18,658	$—	$18,658	$(18,658)	$—	$—

12. Stockholders’ Equity

Accumulated Other Comprehensive Loss

The following table summarizes the changes in accumulated other comprehensive loss, net of tax, by component (in thousands). The tax effects were not shown separately, as the impacts were not material.

	Unrealized Gains and Losses on Cash Flow Hedges	Unrealized Gains and Losses on Available-for- Sale Securities	Foreign Currency Translation	Total
Balance as of December 31, 2015	$(59)	$(197)	$(947)	$(1,203)
Other comprehensive income (loss) before reclassifications	(1,810)	254	(4,261)	(5,818)
Amounts reclassified from accumulated other comprehensive income (a)	1,430	(57)	—	1,373
Net current-period other comprehensive income (loss)	(380)	197	(4,261)	(4,444)
Balance as of December 31, 2016	$(439)	$—	$(5,208)	$(5,647)
Other comprehensive income (loss) before reclassifications	—	—	3,336	3,336
Amounts reclassified from accumulated other comprehensive income (a)	439	—	—	439
Net current-period other comprehensive income (loss)	439	—	3,336	3,775
Balance as of December 31, 2017	$—	$—	$(1,872)	$(1,872)

(a)
See Note 11 for details of gains and losses, net of taxes, reclassified out of accumulated other comprehensive loss into net income related to cash flow hedges and each line item of net income affected by the reclassification. Gains and losses related to available-for-sale securities were reclassified into “Interest and other income (expense), net” in the Consolidated Statements of Operations, net of taxes.

13. Stock-Based Employee Benefit Plans

Prior to the Merger, Polycom’s equity incentive plans provided for, among other award types, stock options, restricted stock units, and performance shares to be granted to employees and non-employee directors under the Company’s amended and restated 2011 Equity Incentive Plan, as well as purchase rights pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”). Stock-based compensation expense based on the estimated fair value of these awards was charged to operations over the requisite service period, which is generally the vesting period, including the effect of forfeitures. Effective on the Closing date of the Merger, all vested and unvested stock options that were outstanding immediately prior, were cancelled and paid out at the difference between $12.50 per stock option and the stock option strike price. All unvested restricted stock units and performance shares that were outstanding immediately prior to the Closing date were cancelled and paid out at $12.50 per unit/award. The Company does not have a Stock-Based Employee Benefit Plan after the Merger.

The fair value of stock options and ESPP awards was estimated at the grant date using the Black-Scholes option valuation model. The fair value of restricted stock units was based on the market value of the Company’s common stock on the date of grant. The fair value of a performance share with a market condition was estimated on the date of award, using a Monte Carlo simulation model to estimate the total return ranking of the Company’s stock in relation to the target index of peer companies over each performance period. Stock-based compensation cost on performance shares with a market condition was not adjusted for subsequent changes regardless of the level of ultimate vesting.

The following table summarizes stock-based compensation expense recorded for the period presented and its allocation within the consolidated statements of operations (in thousands):

Year Ended December 31,
2016
Cost of product revenues	$5,357
Cost of service revenues	9,467
Stock-based compensation expense included in cost of revenues	14,824

Sales and marketing	31,103
Research and development	17,691
General and administrative	31,275
Stock-based compensation expense included in operating expenses	80,069
Stock-based compensation expense related to employee equity awards and employee stock purchases	94,893
Tax benefit	(18,253)
Stock-based compensation expense related to employee equity awards and employee stock purchases, net of tax	$76,640

The amounts above include equity based compensation expense of $48.2 million accelerated as a result of the cancellation and payment of vested and unvested options and awards in accordance with the Merger.

Stock Options

There were no stock options granted in 2016. All compensation cost related to stock options was fully recognized prior to the 2015 fiscal year.

Performance Shares and Restricted Stock Units

Prior to the Merger, the Company granted performance shares to certain employees and executives, which contained a market condition based on Total Shareholder Return (“TSR”) and which measured the Company’s relative performance against the NASDAQ Composite Index. Such performance shares were delivered in common stock at the end of the vesting period based on the Company’s actual performance compared to the target performance criteria and could equal from zero percent (0%) to one hundred fifty percent (150%) of the target award. The fair value of a performance share with a market condition was estimated on the date of award using a Monte Carlo simulation model to estimate the total return ranking of the Company’s stock among the NASDAQ Composite Index companies over each performance period.

The Company also granted RSUs to employees and non-employee directors. The fair value of RSUs was based on the closing market price of the Company’s common stock on the date of award. The awards were delivered in common stock at the end of each vesting period. Stock-based compensation expense for the RSUs granted to employees was recognized using the graded vesting method. The awards granted to non-employee directors vested quarterly over approximately one year from the date of grant and stock-based compensation expense for these awards was amortized over six months from the date of grant due to voluntary termination provisions contained in the underlying agreements.

The total fair value of shares vested in 2016 was $37.1 million.

Employee Stock Purchase Plan

During 2016, 1,236,759 shares were purchased under the Company’s employee stock purchase plan (“ESPP”).

Effective as of one day prior to the closing of the Merger, the ESPP was terminated. The Company recognized approximately $10.9 million of unamortized stock-based compensation expense in relation to the cancelled offering periods in 2016.

Valuation Assumptions

The estimated fair value per share of employee stock purchase rights granted pursuant to ESPP in 2016 ranged from $2.51 to $3.35, and was estimated on the date of grant using the Black-Scholes option valuation model and is recognized as expense using the graded vesting method using the following assumptions:

2016
Expected volatility	31.85 - 34.97%
Risk-free interest rate	0.47 - 0.81%
Expected dividends	0.0%
Expected life (years)	0.5 - 2.0

The Company computed its expected volatility assumption based on blended volatility (50% historical volatility and 50% implied volatility). The selection of the blended volatility assumption was based upon the Company’s assessment that blended volatility was more representative of the Company’s future stock price trends as it weighed in the longer term historical volatility with the near-term future implied volatility.

The risk-free interest rate assumption was based upon observed interest rates appropriate for the expected life of the Company’s employee stock purchases.

The dividend yield assumption was based on the Company’s history of not paying dividends and no future expectation of dividend payouts.

The expected life of employee stock purchase rights represented the contractual terms of the underlying program.

14. Employee Benefit Plans

Defined Contribution Plan

The Company has a defined contribution benefit plan under Section 401(k) of the Internal Revenue Code (the “Polycom 401(k) Plan”), which covers substantially all U.S. employees. Eligible employees may elect to contribute pre-tax amounts to the Polycom 401(k) Plan, through payroll deductions, subject to certain limitations. The Company matches in cash 50% of the first 6% of compensation employees contribute to the Polycom 401(k) Plan, up to a certain maximum per participating employee per year. All matching contributions are 100% vested after one year of employment.

The Company’s contributions to the Polycom 401(k) Plan totaled approximately $2.2 million and $2.5 million in 2017 and 2016, respectively.

Long Term Incentive Plan

In September 2016, simultaneously with the Merger, the Company and its’ Board of Directors approved the Polycom, Inc. 2016 Long Term Incentive Plan (“2016 LTIP”). Under the 2016 LTIP, certain officers and key employees were granted incentive awards (“IRs”). The fair value of the awards is based on the valuation of Polycom, Inc.  The maximum number of IRs that may be granted under the 2016 LTIP is 59,343,479 awards, of which 43,325,000 and 33,750,000 were granted and outstanding as at December 31, 2017 and 2016, respectively. The grant date fair value of the outstanding awards was $10.6 million as of December 31, 2017. All awards granted during 2016 contain performance-based vesting criteria that can only be achieved through certain events as defined in the 2016 LTIP, such as the sale of the company (“Liquidity Event”). Because of the performance criteria, compensation expense will only be recognized once the performance targets are considered probable of achievement through consummation of a Liquidity Event. As a result, no compensation expense was recorded during the years ended December 31, 2017 and 2016. Compensation expense, related to the periods for which the requisite service has already been rendered and the applicable performance-based criteria has been achieved, will be recognized in the period in which it becomes probable the performance targets defined within the IR agreements will be achieved. The IR agreements would be classified as a liability upon the consummation of a sale of the company, which would require the Company to determine the fair value of the awards as of the date of sale for the purposes of recognizing share based compensation.  The sale date fair value may be different than the grant date fair value.   Upon the consummation of an IPO, total stock compensation would be determined based on the grant date fair value for existing employees and based on the fair value of vested IRs as of the date of the IPO for former employees subject to the forfeiture terms per the 2016 LTIP.

15. Income Taxes

On December 22, 2017, the United States enacted major tax reform legislation, Public Law No. 115-97, commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act). The 2017 Tax Act imposes a repatriation tax on accumulated earnings of foreign subsidiaries, implements a territorial tax system together with a current tax on certain foreign earnings and lowers the general corporate income tax rate to 21%. On December 22, 2017, the SEC staff issued SAB 118 that allows companies to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. The Company is currently analyzing the 2017 Tax Act, and in certain areas, has made reasonable estimates of the effects on the consolidated financial statements and tax disclosures, including the amount of the repatriation tax and changes to existing deferred tax balances.

The repatriation tax is based primarily on accumulated foreign earnings and profits that were previously deferred from U.S. income taxes. The Company recorded an estimated amount for the repatriation tax liability net of foreign tax credits of $45.4 million as of December 31, 2017. In addition, the Company remeasured certain net deferred tax assets based on the tax rates at which they are expected to reverse in the future. The estimated amount recorded related to the remeasurement of these balances was a net expense of $27.2 million. The combined estimated impact of the 2017 Tax Act is $72.6 million in additional tax expense, which the Company estimates that after the application of allowable Foreign Tax Credits and available R&D credits, results in no additional taxes payable.

The 2017 Tax Act includes provisions for Global Intangible Low-Taxed Income ("GILTI"), under which taxes on foreign income are imposed in excess of a deemed return on tangible assets of foreign corporations. In general, this income will effectively be taxed at a 10.5% tax rate. As a result, the company's deferred tax assets and liabilities are being evaluated to determine if the deferred tax assets and liabilities should be recognized for the basis differences expected to reverse as a result of GILTI provisions that are effective for the company after the year ending December 31, 2017. Because of the complexity of the new GILTI tax rules, the company is continuing to evaluate this provision of the Act and the application of the relevant U.S. GAAP provisions. Under U.S. GAAP, the company is allowed to make an accounting policy election of either (i) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the "period cost method"), or (ii) factoring such amounts into a company's measurement of its deferred taxes (the "deferred method"). Currently, the company has not elected a method and will only do so after its completion of the analysis of the GILTI provisions. Its election method will depend, in part, on analyzing its global income to determine whether the company expects to have future U.S. inclusions in its taxable income related to GILTI and, if so, the impact that is expected.

The Company considers the key estimates on the repatriation tax, net deferred tax remeasurement and the impact on unrealized tax benefits to be incomplete due to the continuing analysis of final year-end data and tax positions. The final analysis could affect the measurement of these balances and give rise to new deferred and other tax assets and liabilities. Since the 2017 Tax Act was passed late in the fourth quarter of 2017, and further guidance and accounting interpretation is expected over the next 12 months, the Company’s analysis is still in process. The analysis is expected to be complete within the measurement period.

Income tax expense (benefit) consists of the following (in thousands):

	Year Ended December 31,
	2017	2016
Income tax expense
Current	$16,732	$31,750
Deferred	26,647	125
Total income tax expense (benefit)	$43,379	$31,875

The effective tax rate for the year ended December 31, 2017, differs from the Federal statutory rate of 35% due primarily to impacts of the 2017 Tax Act, including the repatriation tax on accumulated foreign earnings, the remeasurement of certain net deferred tax assets, the tax impact of foreign profits in lower tax jurisdictions, state taxes, R&D tax credits, changes in reserves for uncertain tax positions, non-deductible acquisition/transaction costs, intercompany sales of intellectual property, and the book amortization of goodwill. The effective tax rates for the year ended December 31, 2016 differ from the U.S. Federal statutory rate of 35%, primarily due to the tax impact of foreign profits in lower tax jurisdictions, state taxes, R&D tax credits, domestic manufacturing deductions, non-deductible stock based compensation, changes in reserves for uncertain tax positions, non-deductible acquisition/transaction costs and intercompany sales of intellectual property.

Deferred tax assets (liabilities) are presented below (in thousands):

	Year Ended December 31,
	2017	2016
Deferred tax asset	$77,151	$113,160
Deferred tax liability	(1,153)	(9,760)
Net deferred tax asset before valuation allowance	$75,998	$103,400
Valuation allowance	(11,141)	(13,794)
Deferred tax asset, net of valuation allowance	$64,857	$89,606

Included in the deferred tax asset balance at December 31, 2017, were approximately $15.9 million in tax effected net operating loss carryforwards, $0.3 million in tax effected capital loss carryforwards and $8.1 million in tax effected credit carryforwards. The net operating loss carryforwards and credits include $0.5 million and $0.1 million, respectively, related to acquisitions and, as a result, are limited in the amount that can be recognized in any one year. The capital and net operating loss carryforward assets begin to expire in 2026 and tax credit carryforwards begin to expire in 2027. Other types of significant temporary differences giving rise to deferred taxes were non-deductible reserves, deferred revenue, acquired intangible assets and tax basis differences in fixed assets.

Included in the net deferred tax asset balance at December 31, 2017 is a $11.1 million valuation allowance, $2.2 million of which relates to research credits in a jurisdiction with a history of credits in excess of taxable profits, and $8.9 million of which includes net operating losses of $6.1 million and other deferred tax assets of $2.8 million for a foreign subsidiary that has a history of losses. The change in the valuation allowance as compared to December 31, 2016 of $2.7 million is primarily attributable to the use of net operating losses and research credits in 2017.

As of December 31, 2016, the Company accrued taxes on earnings from its wholly-owned foreign subsidiaries and recorded a $50.7 million tax expense (primarily related to $229.8 million of dividend income recognizable in the U.S. with an associated $29.8 million U.S. tax credit for foreign income taxes that have been paid on such earnings). As of December 31, 2017, the Company recorded $45.4 million net of foreign tax credits for the repatriation tax on accumulated earnings of foreign subsidiaries. In the future, any excess cash beyond the working capital requirements generated by the foreign subsidiaries will be subject to repatriation and the full rate of US tax will be accrued. The Company will assess the amount during the measurement period during which it obtains necessary information and is able to analyze and prepare a reasonable estimate.

Excess tax benefits associated with stock option exercises are credited to stockholders’ equity. The reduction of income taxes payable resulting from the exercise of employee stock options and other employee stock programs that was credited to stockholders’ equity was approximately $5.1 million for the year ended December 31, 2016. There is no impact in 2017 since Polycom is a private company and there is no employee stock option or other employee stock programs.

In 2017 and 2016, the Company recorded reserve reductions of $1.1 million and $1.3 million, respectively. The reserve reversals in 2016 were due to the expiration of statutes of limitation in both the U.S and foreign jurisdictions. In 2017, $0.4 million in reserve reductions were related to a tax settlement in a foreign jurisdiction and $0.7 million in reserve reductions were due to expirations of statutes of limitation in the U.S. and foreign jurisdictions. There is no significant reserve that is reasonably possible to reverse in the next 12 months.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2017, and December 31, 2016, the Company had approximately $1.2 million and $1.6 million, respectively, of accrued interest and penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. The Company is no longer subject to U.S. federal and state income tax examinations by tax authorities for years prior to 2014. Foreign income tax matters for most foreign jurisdictions have been concluded for years through 2011, except India which is concluded through March 2008, and the United Kingdom which is concluded through 2015. Israel and Singapore have been concluded for 2013.

16. Subsequent Event

On January 29, 2018, the Company acquired all of the issued and outstanding capital stock of Obihai Technology, Inc. (Obihai), a San Jose-based development company of software and hardware for VoIP audio solutions for approximately $22.5 million.

The Company has evaluated subsequent events through March 26, 2018, the date at which the Consolidated Financial Statements were available to be issued, and except for the Obihai acquisition determined that there are no other items to disclose.